Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Tecnoglass, Inc. and Subsidiaries (formerly known as Andina Acquisition Corporation) on Amendment No. 1 to Form S-3 on Form S-1, File No. 333 193882, of our report dated April 16, 2014 with respect to our audit of the consolidated financial statements of Tecnoglass, Inc. and Subsidiaries as of December 31, 2013 and for the year ended December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Irvine, CA

April 25, 2014